                                                                      EXHIBIT 11



                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

              STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS)

                           PER SHARE OF COMMON STOCK
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                      FOR THE QUARTER ENDED JUNE 30,
                                                      ------------------------------
                                                                 1997     1996
                                                               ------  -------
 Net income (loss) ..........................................  $  867  $  (714)
                                                               ======  =======

 Weighted average common shares outstanding .................  11,578    8,560
 Dilutive effect of common equivalent shares of stock options
  and warrants ..............................................   2,244       --
 Additional shares pursuant to SAB83 computation ............      --    1,634
                                                               ------  -------

 Shares used in computing net income (loss) per share of
  common stock ..............................................  13,822   10,194
                                                               ======  =======

 Net income (loss) per share of common stock ................   $0.06  $ (0.07)
                                                               ======  =======


                                      14